FOR IMMEDIATE RELEASE	NEWS
April 13, 2009	NASDAQ:ARTW

ART’S WAY MANUFACTURING ANNOUNCES FIRST QUARTER REVENUE DESPITE DIFFICULT ECONOMIC CONDITIONS

Conference Call Scheduled For Wednesday, April 15, 2009 At 9:00 AM Central

ARMSTRONG, IOWA, April 13, 2009 – Art’s Way Manufacturing Co., Inc., (NASDAQ:ARTW) a leading manufacturer and distributor of agricultural machinery, equipment and services announces its First Quarter Financial Results for the three months ended February 28, 2009

In conjunction with the release, the Company has scheduled a conference call for Wednesday, April 15 at 9:00 AM Central Time. J. Ward McConnell, Jr., Executive Chairman of the Board of Directors of Art’s Way Manufacturing, will be leading the call and discussing first quarter financial results, the status of the Company and an outlook for the balance of 2009.

What: Art’s Way Manufacturing First Quarter Financial Results
When: Wednesday, April 15, 2009 at 9:00 AM Central Time.
How: Live via phone by dialing (800) 624-7038. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time.

Financial Highlights For the Three Months Ended February 28, 2009:

•	Net sales for the three months ended February 28, 2009 were $6.69 million.
•	As of March 2009, order backlog is $13.1 million

	For the Three Months Ended
	February 28, 2009	February 29, 2008	Change
Revenue	$6,690,866	$6,748,514	-0.9%
Operating Income	$97,637	$813,925	-88.0%
Net Income	$3,595	$476,831	-99.3%
EPS (Basic)	$0.00	$0.12	-100.0%
EPS (Diluted)	$0.00	$0.12	-100.0%
Weighted avg. shares outstanding:
Basic	3,986,352	3,970,110
Diluted	3,986,352	3,991,490

Revenue:  Total revenue decreased 0.9% from $6.75 million to $6.69 million for the three months ended February 28, 2009.   Art’s Way Vessels, Inc. increased their three month revenue by 31.5%, while Art’s Way Manufacturing Co., Inc. increased revenue by 14.1% during the same period.  These increases were offset by the decrease in the revenue of Art’s Way Scientific, Inc. by 26.9%

Income:  Operating income decreased 88% from $814,000 to $98,000 for the three months ended February 28, 2009 compared to February 29, 2008, while net income for the same period decreased 99.3%, from $477,000 to $3,600.  The most significant reason for these reductions in income is due to reduced gross profit margins.

Consolidated gross profit margin for the first quarter of 2009 was 19.7% compared to 32.2% for the same period one year ago, primarily due to decreases in gross profit margin at Art’s Way Manufacturing and Art’s Way Scientific.  The gross profit margin of Art’s Way Manufacturing decreased from 38.4% in the first quarter of 2008 to 21.5% for the same period in 2009.  After the purchase of the Miller Pro product line, we had many orders we were unable to produce in a timely fashion.  In order to satisfy our customers, we agreed to sell these goods at the lower prices quoted in 2007.  As a result of our production delays, we shipped goods in the first quarter of 2009 that were priced at the end of 2007 and manufactured with materials purchased at higher prices of 2008.  We expect to complete our commitments on the 2007 pricing during the second quarter of 2009, and do not anticipate additional production delays after that time.

The gross profit margin of Art’s Way Scientific decreased from 28.6% in the first quarter of 2008 to 20.6% for the same period in 2009. The decrease in gross profit margin at Art’s Way Scientific was primarily due to the decrease in revenue explained above. In addition, gross profit margins at Art’s Way Scientific were negatively impacted during the first quarter by unanticipated cost overruns on a project that was substantially completed during the period.

Earnings per Share:  Earnings per basic share for the three months ended February 28, 2009 decreased to $0.00 as compared to $0.12, a decrease of 100% or $0.12 over the earnings per share for the three months ended February 29, 2008.

J. Ward McConnell Jr., Executive Chairman of the Board of Directors said, “This has been a challenging quarter for the Company as we continue to execute our growing backlog.

“I am pleased with our revenue growth in 2 of our 3 divisions, particularly during these very difficult economic times. Art’s Way Vessels had a significant increase in revenue this past quarter. Art’s Way Scientific did have a decline, but we have many projects we are bidding on and I feel certain we will get our share of orders in the quarters to come.

“It is unfortunate that first quarter results were impacted by production delays of the Miller Pro orders. In order to satisfy our loyal customers, we agreed to sell those goods at the lower prices that were quoted in 2007. As a result of those production delays, we shipped goods in the first quarter of 2009 that were priced at the end of 2007 and manufactured with materials purchased at higher prices of 2008.

“We have a strong customer service reputation and it just made good sense to fulfill these orders in this manner with these specific customers. We expect to complete our commitments on the 2007 pricing during the second quarter of 2009 and I do not anticipate additional production delays. We have a reputation of manufacturing quality products and strong customer service and I feel these actions will serve us well in the long run and prove fruitful as we cement our relationship with these customers for years to come.

“We are facing some very difficult and challenging global financial times, but we are in a relatively stable business sector.

“We are committed to our strategy and business model and we are forecasting even stronger revenue growth in the balance of 2009.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment and top and bottom drive augers. After market service parts are also an important part of the Company's business. We have two wholly owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels and Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

For More Information, Contact:	Jim Drewitz, Investor Relations 830-669-2466 jim@jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com/

This news release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this release are those that are not strictly statements of historical facts, including but not limited to those relating to: (i) our ability to complete pricing commitments, (ii) our ability to meet our production schedule; (iii) future orders for modular buildings; (iv) the strength of our relationships with customers; (v) the stability of the industries in which we compete; and (vi) revenue for the balance of 2009.  Such statements of anticipated future results are based on certain assumptions by management and current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.

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